Exhibit 99.1

VAALCO Energy Announces

Third Quarter 2015 Results

HOUSTON – November  9, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the third quarter of 2015.

Third Quarter and Recent Highlights:

•

Grew total production in the third quarter of 2015 to approximately 4,800 net barrels of oil equivalent (BOE) per day, up 6% from 4,550 net BOE per day in the second quarter of 2015, and above the high end of third quarter guidance of 4,400 to 4,700 BOE per day, due to successful development drilling offshore Gabon.

•

Successfully drilled and completed the North Tchibala 1-H well, the first development well in the North Tchibala Field that was brought online in September on the new Southeast Etame/North Tchibala (SEENT) platform at approximately 3,000 gross barrels of oil per day (BOPD) (approximately 750 BOPD net to VAALCO) and represents the first production from the Dentale D-9 formation for the industry offshore Gabon.

•	Began drilling the second well to the North Tchibala field on the SEENT platform, the North Tchibala 2-H development well, targeting the deeper Dentale D-18/19 formation.
•	Reduced production expense to $7.9 million in the third quarter of 2015 compared with $8.9 million in the second quarter.
•

Recorded a third quarter 2015 GAAP net loss of $33.7 million, or $0.58 loss per diluted share; Adjusted Net Loss was $6.5 million, or $0.11 loss per diluted share, which excludes the impact of an  $18.0 million non-cash impairment charge and a $9.2 million non-cash charge to dry hole costs; Adjusted EBITDAX totaled $8.2 million.

Adjusted EBITDAX and Adjusted Net Loss are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 11.

For the third quarter of 2015, VAALCO’s reported net loss was $33.7 million, or a loss of $0.58 per share.  This includes an  $18.0 million non-cash impairment charge primarily due to lower projected oil prices and additional development costs as described below and a $9.2 million non-cash charge to dry hole costs to write-off the carrying costs for the Company’s onshore Gabon Mutamba Iroru investment incurred in 2012. Excluding these charges, VAALCO’s Adjusted Net Loss was $6.5 million, or $0.11 loss per diluted share.  The benefit of increased production from four successful 2015 development wells offshore Gabon was more than offset by lower crude oil prices and lower liftings as compared to the second quarter of 2015. In the third quarter of 2014, VAALCO reported net income of $3.1 million, or $0.05 per diluted share.  Third quarter 2015 Adjusted EBITDAX totaled $8.2 million. Adjusted EBITDAX excludes non-cash and other non-recurring items that are detailed in the reconciliation tables below.

Exhibit 99.1

Steve Guidry, Chairman and CEO, commented: “Our continued success in our multi-well offshore Gabon development program led to higher production in the third quarter that was above the upper end of our guidance range. Contributing to that volume growth was strong production from our Southeast Etame 2-H well completed in July and the incremental production from the North Tchibala 1-H well completed in mid-September. Combined with the two successful wells drilled earlier this year on the Etame platform, our 2015 drilling program has added about 1,100 net barrels of oil to our year-to-date volumes.  We have now drilled four development wells in a row at Etame that have not encountered any hydrogen sulfide.  With the completion of the North Tchibala 2-H well, VAALCO will have successfully delivered on the 2012 sanctioned Etame/SEENT expansion project. However, we were not able to fully benefit from the higher production in the third quarter, largely due to lower oil price realizations and lower liftings in the quarter compared to the second quarter of 2015.

Looking ahead to the balance of 2015, based on the successful wells drilled to date, plus anticipated volumes from our third well currently drilling on the SEENT platform and the workovers planned for the balance of the year, we anticipate our fourth quarter production will be in the range of 4,600 to 5,000 BOE per day which allows us to raise our full year 2015 guidance from 4,100 to 4,600 BOE per day to 4,400 to 4,700 BOE per day.”

Guidry continued “During the third quarter we made significant progress towards reducing both our current production costs and future G&A expenses. On the production side, we successfully negotiated reductions in contract services and material costs and also achieved sustainable reductions in costs through improved work and operational efficiencies at our field locations. On the corporate and overhead side, we are cutting our future executive and management cash compensation run rate 30% compared with 2013. We have also reduced our corporate staff by approximately 15%, as well as reduced our contract and third party costs. The full benefit of these reductions will be realized in 2016. We are also currently reviewing our capital investment plans for next year which we anticipate will be substantially below 2015 as our Etame drilling program winds down. In the current price environment, we want to protect our liquidity and be opportunistic with our strategy directed toward lowering costs and investing in projects that yield good economic returns while focused on shareholder value.”

Gabon

Offshore Gabon. In the third quarter of 2015, the Company successfully completed the North Tchibala 1-H well on the SEENT platform.  The well was drilled to a measured depth of approximately 11,200 feet and was brought on production in September 2015 at approximately 3,000 BOPD gross (approximately 750 BOPD net). This well targeted the Dentale formation, which has shown to be productive onshore Gabon, but VAALCO’s well represents the first Dentale production for the industry in the offshore waters of Gabon.

The Company recently began drilling the second North Tchibala development well from the SEENT platform, the North Tchibala 2-H well, which is targeting the deeper Dentale D-18/19 formation.  Results from this well should be available by the end of November. Given favorable sea state conditions, the contract jackup rig, the Transocean Constellation II, will then move to the Avouma/South Tchibala platform to perform workovers to replace electrical submersible pumps on three existing wells, two of which are currently off production.

Exhibit 99.1

The 2015 annual maintenance turnaround for the FPSO for the Etame block has been rescheduled to January 2016.  It is expected to last approximately six days during which period all producing wells will be shut-in.

The Company and its partners in the Etame block continue to evaluate the economics of various options for the removal of hydrogen sulfide (H2S) from impacted wells in the Ebouri and Etame fields that are currently shut-in. The outcome of the evaluation is expected to be reviewed by the partners on the Etame block in the fourth quarter of 2015.

Onshore Gabon.  Since mid-2014, the Company has been working to finalize a revised or new production sharing contract (PSC) with the government of Gabon to allow for development of the N’Gongui discovery and to maintain exploration rights on the block.  While VAALCO continues to pursue moving the project forward, the Company recorded a $9.2 million non-cash charge to dry hole costs to write-off the carrying costs for the Company’s investment incurred in 2012 due to the uncertainty of its development at this time.

Angola

The Company has recently opened a data room in London to seek a potential working interest partner to sell down a portion of its working interest in Block 5 offshore Angola. VAALCO has completed the interpretation of its reprocessed 3-D seismic data on the block, and based on the Company’s initial assessment of volumes, the top four prospects/leads have an estimated total gross unrisked mean recoverable resource potential of over 800 million barrels of oil. A number of large independent exploration and production companies and major oil companies have expressed interest and will be reviewing the data over the coming months.  The current concession extends through November 2017 with no additional exploratory drilling in Angola expected before early 2017.

Equatorial Guinea

VAALCO continues to work with the Ministry of Mines, Industry and Energy and GEPetrol, the current block operator, on a revised joint operating agreement which we expect will name VAALCO as operator.  The Company and its partners are also working on timing and budgeting for the project, including the approval of a development and production plan. Development project economics are being re-evaluated considering continued low oil prices and the expected decrease in development costs associated with the fall in oil prices.

2015 Third Quarter Financial Results

Total oil and gas sales for the third quarter of 2015 were $17.5 million, compared to $24.5 million for the same period in 2014, and $27.1 million in the second quarter of 2015.  Third quarter 2015 revenue was negatively impacted by significantly lower oil prices due to decreases in the Dated Brent market price and increased marketing differentials for West Africa crude.

Oil Revenues

Gabon

Crude oil revenues for the three months ended September 30, 2015 were $17.4 million, as compared to revenues of $24.1 million for the same period in 2014, and $27.0 million in the second quarter of 2015.  During the third quarter of 2015,

Exhibit 99.1

VAALCO sold approximately 396,000 net barrels of oil (Bbls) at an average price of $43.97 per Bbl in Gabon compared to 255,000 net Bbls at an average price of $94.67 per Bbl in the third quarter of 2014, and 455,000 net Bbls at an average price of $59.16 per Bbl in the second quarter of 2015. Sales volumes (liftings) in the third quarter of 2015 were less than production volumes due to lower oil liftings resulting in an increase in oil inventory remaining aboard the FPSO at quarter end.

Natural Gas Revenues

United States

Natural gas revenues (including revenues from natural gas liquids) for the three months ended September 30, 2015 were $0.1 million compared to $0.3 million for the comparable period in 2014, and $0.1 million in the second quarter of 2015.  Natural gas sales were approximately 53 million cubic feet (MMcf) at an average price of $2.75 per thousand cubic feet (Mcf) including natural gas liquids for the three months ended September 30, 2015.  For the same period of 2014, natural gas sales were approximately 55 MMcf at an average price of $4.62 per Mcf including natural gas liquids. In the second quarter of 2015, natural gas sales were approximately 46 MMcf at an average price of $2.70 per Mcf including natural gas liquids.

Operating Costs and Expenses

Total production expense for the third quarter of 2015 was $7.9 million, or $19.36 per BOE of sales, compared to $7.1 million, or $26.96 per BOE, in the third quarter of 2014, and $8.9 million, or $19.08 per BOE in the second quarter of 2015. VAALCO successfully negotiated reductions in contract services and material costs and also achieved sustainable reductions in costs through improved work and operational efficiencies at our field locations.

Exploration expense was $9.0 million in the third quarter of 2015 compared to $0.6 million in expense in the comparable period in 2014, and $1.1 million in the second quarter of 2015.  The Company recorded $9.2 million in non-cash dry hole costs to write-off the carrying costs for the Company’s onshore Gabon Mutamba Iroru investment incurred in 2012. Second quarter 2015 expense included residual costs related to the unsuccessful Kindele well offshore Angola.

Depreciation, depletion and amortization (DD&A) expenses were $8.3 million, or $20.34 per BOE of sales in the three months ended September 30, 2015 compared to $4.3 million, or $16.18 per BOE in the three months ended September 30, 2014, and $9.3 million, or $20.00 per BOE in the second quarter of 2015. The higher DD&A in the third quarter of 2015 is primarily due to the increase in the depletable asset base.

General and administrative (G&A) expenses for the three months ended September 30, 2015 were $3.8 million which includes $0.3 million in severance costs.  Excluding those costs, third quarter G&A expenses totaled $3.5 million, or $8.63 per BOE, as compared to $4.0 million, or $14.97 per BOE, in the three months ended September 30, 2014, and $2.8 million, or $6.09 per BOE, in the second quarter of 2015. Consistent with its 2015 cost initiatives, the Company has been cutting executive and management cash compensation, reducing corporate staff headcount and lowering contract and third party costs. The full benefit of these reductions will be realized in 2016. General and administrative expense includes $0.7 million, $0.6 million, and $0.7 million of non-cash compensation expense for the quarters ended September 30, 2015, September 30, 2014, and June 30, 2015, respectively.

Exhibit 99.1

In the three months ended September 30, 2015, the Company recorded an impairment of $18.0 million to write down its investment in the Etame Marin Block, offshore Gabon.  The impairment is primarily due to lower projected oil prices. In the three months ended September 30, 2014, the Company recorded no impairment, and in the second quarter of 2015 recorded a  $5.8 million impairment related to the write-down of its investment in the Etame Marin Block as a result of crude oil price declines.

In the third quarter of 2015, the Company recorded a non-cash bad debt allowance of $2.8 million related to the uncertainty of receiving reimbursement for value-added tax (VAT) payments from the government of Gabon.  Although the energy industry is exempt from VAT, the tax is paid by exploration and production companies to suppliers of goods and services and then a claim is made for reimbursement from the Gabon government.  The Gabon government has been slow in repaying claims, and an allowance was recorded to reflect the uncertainty of collection.

Income tax expense for the third quarter of 2015 was $2.7 million compared to $3.8 million for the same period in 2014, and $4.3 million in the second quarter of 2015. Taxes in these periods were all paid in Gabon.  The decrease in tax compared with the 2014 period was primarily related to the decrease in revenue resulting from lower oil prices.  Income taxes paid to the government of Gabon are a function of taxation on the remaining profit oil value after deducting the royalty and the cost oil values.

Capital Investments/Balance Sheet

During the three months ended September 30, 2015, the Company expended $31.0 million in net property and equipment additions, primarily associated with the drilling of development wells from the Etame and SEENT platforms, offshore Gabon.  As previously disclosed, upon the completion of the North Tchibala 1-H well, adverse sea state conditions at the location of the SEENT platform prevented the rig from moving to the Avouma/South Tchibala platform to begin workovers.  Rather than wait for a change in sea state conditions and incur the expense of idle/standby rig time, VAALCO and its partners jointly agreed to re-sequence the drilling and workover program and proceed with the drilling and completion of the North Tchibala 2-H well.  This change in timing of capital and workover project expense, as well as higher drilling costs, were key factors leading to an adjustment to the Company’s full year 2015 capital expenditures guidance, which is now in the range of $83 million to $86 million.

At the end of the third quarter, VAALCO had total liquidity, before any working capital adjustments, of approximately $107.6 million comprised of approximately $57.6 million in cash (including cash held as restricted primarily for future drilling commitments offshore Angola) and $50 million in undrawn availability under the IFC facility. The Company believes that its cash balance, combined with cash flow from operations, will be more than sufficient to fund the Company's 2015 operations and capital budget.

On August 4, 2015, the Company announced that its Board of Directors had authorized the repurchase of up to 5.8 million shares of the Company's common stock, which represents approximately 10% of the Company’s outstanding common stock, in open market transactions from time to time during the upcoming 18 month period and in accordance with the requirements of the Securities and Exchange Commission (SEC).  VAALCO did not purchase any shares during the third quarter of 2015, in

Exhibit 99.1

part due to SEC guidelines which prohibit buying when the Company has knowledge of material non-public information.  VAALCO fully intends to continue to evaluate the appropriateness of repurchasing shares in the future.

On September 28, 2016, VAALCO announced that its Board of Directors had authorized the adoption of a stockholder rights plan (Rights Plan).  The Rights Plan is designed to proactively assure that all of the Company’s stockholders receive fair and equal treatment in the event of a proposed acquisition of the Company, to guard against tactics to gain control of the Company without paying all stockholders a premium for that control, and to enable all of the Company’s stockholders to realize the value of their investment in the Company. The Rights Plan is not intended to interfere with any takeover, merger or other business combination approved by the Board of Directors.

Conference Call

A Supplemental Information packet will be posted to VAALCO’s web site on Tuesday morning that will be referenced in the conference call.

As previously announced, the Company will hold a conference call to discuss its third quarter results tomorrow,  Tuesday, November 10, 2015, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time).  Interested parties may participate by dialing 1 (800) 230-1766.  International parties may dial 1 (612) 332-0226.  The confirmation code is 369429.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately one hour after the end of the conference call through December 10, 2015 on the Company’s website and by dialing 1 (800) 475-6701.  International parties may dial 1 (320) 365-3844.  The confirmation code is 369429.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves,  lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes.  These and other risks are further described in VAALCO's quarterly reports on Form 10-Q for the three months ended March 31, 2015,  June 30, 2015 and September 30, 2015, annual report on Form 10-K for the years ended December 31, 2014, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800

Exhibit 99.1

Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “oil in place”, which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves. Unbooked resource potential and oil in place do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, processing costs, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts Gregory R. Hullinger Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422

Exhibit 99.1

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

 (in thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$40,701	$69,051
Restricted cash	1,072	1,584
Receivables:
Trade	6,984	19,527
Accounts with partners, net of allowance	17,930	10,903
Other, net of allowance	569	3,285
Crude oil inventory	957	1,905
Materials and supplies	232	286
Prepayments and other	5,285	6,509
Total current assets	73,730	113,050
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	399,485	338,641
Undeveloped acreage	18,787	22,133
Work in progress	2,099	25,157
Equipment and other	15,279	11,907
	435,650	397,838
Accumulated depreciation, depletion and amortization	(340,321)	(289,714)
Net property and equipment	95,329	108,124
Other noncurrent assets:
Restricted cash	15,830	20,830
Value added tax receivable, net of allowance	3,818	-
Deferred tax asset	1,349	1,349
Deferred finance charge	1,486	1,959
Abandonment funding	3,537	3,537
Total assets	$195,079	$248,849
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$57,790	$38,540
Total current liabilities	57,790	38,540
Asset retirement obligations	16,198	14,846
Long term debt	15,000	15,000
Total liabilities	88,988	68,386
Commitments and contingencies
VAALCO Energy Inc. shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 65,918,112 and 65,194,828 shares issued, $0.10 par value, 100,000,000 shares authorized	6,592	6,519
Additional paid-in capital	68,355	64,351
Less treasury stock, 7,508,699 and 7,393,714 shares at cost	(37,871)	(37,299)
Retained earnings	69,015	146,892
Total equity	106,091	180,463
Total liabilities and equity	$195,079	$248,849

Exhibit 99.1

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015
Revenues:
Oil and gas sales	$17,546	$24,486	$27,137
Operating costs and expenses:
Production expense	7,859	7,145	8,867
Exploration expense	9,007	598	1,113
Depreciation, depletion and amortization	8,259	4,289	9,299
General and administrative expense	3,804	3,967	2,829
Other costs and expenses	2,750	1,800	296
Impairment of proved properties	17,988	-	5,821
Total operating costs and expenses	49,667	17,799	28,225
Other operating income, net	-	-	58
Operating income (loss)	(32,121)	6,687	(1,030)
Other income (expense):
Interest income	3	19	5
Interest expense	(465)	-	(344)
Other, net	1,622	164	438
Total other income (expense)	1,160	183	99
Income (loss) before income taxes	(30,961)	6,870	(931)
Income tax expense	2,707	3,761	4,273
Net income (loss)	$(33,668)	$3,109	$(5,204)

Basic net income (loss) per share	$(0.58)	$0.05	$(0.09)
Diluted net income (loss) per share	$(0.58)	$0.05	$(0.09)

Basic weighted average shares outstanding	58,392	57,304	58,302
Diluted weighted average shares outstanding	58,392	57,868	58,302

Exhibit 99.1

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(33,668)	$3,109	$(5,204)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,259	4,289	9,299
Amortization of debt issuance cost	162	97	151
Unrealized foreign exchange (gain) loss	(123)	-	18
Dry hole costs and impairment loss on unproved leasehold	8,977	-	649
Stock-based compensation	692	641	678
Bad debt provision	2,750	1,800	-
Gains on disposal of oil and gas properties	-	-	(58)
Impairment loss	17,988	-	5,821
Change in operating assets and liabilities:
Trade receivables	1,181	15,558	11,044
Accounts with partners	(2,206)	2,334	9,747
Other receivables	(686)	(1,175)	218
Crude oil inventory	(510)	(1,092)	1,245
Materials and supplies	22	(1,162)	(21)
Other long term assets	-	-	-
Prepayments and other	(220)	(3,356)	1,452
Accounts payable and other liabilities	7,948	(6,848)	(6,895)
Net cash provided by operating activities	10,566	14,195	28,144
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash	122	-	3
Property and equipment expenditures	(31,035)	(16,812)	(13,126)
Proceeds from sales of oil and gas properties	-	-	58
Net cash used in investing activities	(30,913)	(16,812)	(13,065)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	-	4,456	7
Debt issuance costs	-	(40)	-
Borrowings	-	15,000	-
Purchases of treasury stock	-	(1,868)	-
Net cash provided by financing activities	-	17,548	7
NET CHANGE IN CASH AND CASH EQUIVALENTS	(20,347)	14,931	15,086
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	61,048	118,567	45,962
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$40,701	$133,498	$61,048

Exhibit 99.1

VAALCO ENERGY, INC AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING STATISTICS

(Unaudited)

	Three Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015
NET SALES DATA:
Oil (MBbls)	397	256	457
Natural Gas (MMcf)	53	55	46
Oil equivalents (MBOE)	406	265	465
Average daily sales volumes (BOE/day)	4,413	2,880	5,106
NET PRODUCTION DATA
Oil (MBbls)	432	359	406
Natural Gas (MMcf)	53	55	46
Oil equivalents (MBOE)	441	368	414
Average daily production volumes (BOE/day)	4,796	4,002	4,546
AVERAGE SALES PRICES:
Oil ($/Bbl)	$43.97	$94.67	$59.16
Natural Gas ($/Mcf)	2.75	4.62	2.70
Weighted average price ($/BOE)	43.37	92.35	58.45
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$19.36	$26.96	$19.08
Depreciation, depletion and amortization	20.34	16.18	20.00
General and administrative expense	9.37	14.97	6.09
Property and equipment expenditures, cash basis	$31,035	$16,812	$13,126

*General and administrative expenses includes $1.71, $2.42, and $1.46 per BOE of non-cash stock-based compensation expense in the three months ended September 30, 2015 and 2014 and June 30, 2015.  An additional $0.74 per BOE related to severance costs is included in the three months ended September 30, 2015.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense and our other non-cash or unusual items of stock compensation expense and allowance for bad debts.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

Adjusted Net Loss excludes impairments of proved properties, non-operational adjustments, including impairment of proved properties and exploration expense on the onshore Gabon Mutamba Iroru discovery. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

Exhibit 99.1

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX and Adjusted Net Income.

VAALCO ENERGY, INC AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

(in thousands)

Reconciliation of Net income (loss) to Adjusted EBITDAX
	Three Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015
Net income (loss)	$(33,668)	$3,109	$(5,204)
Add back:
Interest income (expense), net	462	(19)	339
Income tax expense	2,707	3,761	4,273
Depreciation, depletion and amortization	8,259	4,289	9,299
Impairment of proved properties	17,988	-	5,821
Exploration expense	9,007	598	1,113
Non-cash or unusual items:
Stock-based compensation	692	641	678
Allowance for bad debts	2,750	1,800	-
Adjusted EBITDAX	$8,197	$14,179	$16,319

Reconciliation of Net income (loss) to Adjusted net income (loss)
	Three Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015
Net income (loss)	$(33,668)	$3,109	$(5,204)
Adjustments:
Impairment of proved properties	17,988	-	5,821
Exploration expense onshore Gabon Mutamba Iroru	9,226	-	-
Adjusted net income (loss)	$(6,454)	$3,109	$617
Adjusted net income (loss) per diluted share	$(0.11)	$0.05	$0.01